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                                                                    EXHIBIT 99.2
                                                                    ------------

                   LEARMONTH BURCHETT MANAGEMENT SYSTEMS PLC

                    1996 U.S. EMPLOYEE STOCK PURCHASE PLAN


SECTION 1.  PURPOSE OF PLAN
            ---------------

     The Learmonth Burchett Management Systems Plc 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide a method by which eligible employees of such subsidiaries of Learmonth Burchett Management Systems Plc ("LBMS") as LBMS's Board of Directors (the "Board of Directors") may from time to time designate, and eligible employees of LBMS if the Board of Directors so determines, (such subsidiaries, together with LBMS, if so determined by the Board of Directors, being hereinafter referred to as the "Company") may use voluntary, systematic payroll deductions to purchase Ordinary Shares of LBMS (the "Stock") and thereby acquire an interest in the future of the Company. For purposes of the Plan, a "subsidiary" is any corporation in which LBMS owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.


SECTION 2.  OPTIONS TO PURCHASE STOCK
            -------------------------

     Under the Plan, there is available an aggregate of not more than 500,000 shares of Stock (subject to adjustment as provided in Section 14) for sale pursuant to the exercise of options ("Options") granted under the Plan to employees of the Company ("Employees") who meet the eligibility requirements set forth in Section 3 hereof ("Eligible Employees"). The shares ("Shares") to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, shares of reacquired Stock, American Depositary Receipts for American Depositary Shares (each American Depositary Share representing two Ordinary Shares), or any combination of the foregoing, as the Board of Directors may determine.


SECTION 3.  ELIGIBLE EMPLOYEES
            ------------------

     Except as otherwise provided below, each individual who is an Employee of the Company, who has a customary working schedule of at least 20 hours per week, and who has been an Employee for at least 90 days as of the first day of an Option Period (as defined below) will be eligible to participate in the Plan.

     (a) Any Employee who immediately after the grant of an option to him or her would (in accordance with the provisions of Sections 423 and 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")) own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of shares of the employer corporation or of its parent or subsidiary corporations, as defined in Section 424 of the Code, will not be eligible to receive an option to purchase Shares pursuant to the Plan.
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     (b)  No Employee will be granted an Option under the Plan which would permit his or her rights to purchase shares under all employee stock purchase plans of LBMS and parent and subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such shares (determined at the time the Option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423 and 424(d) of the Code.


SECTION 4.  METHOD OF PARTICIPATION
            -----------------------

     Each of the periods during which this Plan remains in effect is hereinafter referred to as an "Option Period". The first Option Period for which Options may be granted hereunder shall commence on November 1, 1996, and end on April 30, 1997. Option Periods thereafter shall be of six-months duration, with the first such period commencing on May 1, 1997. Each person who will be an Eligible Employee on the first day of an Option Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant ("Participant") for such Option Period and for each subsequent consecutive Option Period, subject to Section 5 below.


SECTION 5.  PAYROLL DEDUCTION
            -----------------

     The payroll deduction authorization will request withholding at a rate (in whole percentages) of not less than 1% nor more than 15% from the Participant's regular rate of compensation by means of substantially equal payroll deductions over the Option Period. The payroll deduction authorization will remain in effect for consecutive subsequent Option Periods unless changed or revoked by the Participant pursuant to this Section 5. A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points at any time during an Option Period by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company; provided, that any reduction of the withholding rate to zero shall be treated as a withdrawal pursuant to Section 10 below. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period, or cease participation entirely for a future Option Period, by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective. All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.
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SECTION 6.  GRANT OF OPTIONS
            ----------------

     Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Period. Such Option will be for the number of whole Shares (not in excess of the share maximum as hereinafter defined) to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Option Period, by (ii) the purchase price per Share determined under Section 7. For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest number of whole Shares which, when multiplied by the fair market value of a Share at the beginning of the Option Period, produces a dollar amount of $12,500 or less. The number of Shares that a Participant is entitled to receive upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of Shares then available under the Plan would otherwise be insufficient to satisfy all exercises of Options for such Option Period.


SECTION 7.  PURCHASE PRICE
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     The purchase price of Shares issued pursuant to the exercise of an Option will be 85% of the fair market value of the Shares at (a) the time of grant of the Option or (b) the time at which the Option is deemed exercised, whichever is less. Fair market value on any given day will mean the Closing Price of the Shares on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price). The "Closing Price" of the Shares on any business day will be the last sale price as reported on the principal U.S. market on which the Shares are traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day. A good faith determination by the Board of Directors as to fair market value shall be final and binding.


SECTION 8.  EXERCISE OF OPTIONS
            -------------------

     Each Employee who is a Participant in the Plan on the last business day of an Option Period will be deemed to have exercised on the last business day of the Option Period the Option granted to him or her for that Option Period. Upon such exercise, the balance of the Participant's withholding account will be applied to the purchase of the number of whole Shares determined under Section
6. In the event that the balance of the Participant's withholding account following an Option Period is in excess of the total purchase price of the Shares so issued, the balance of the withholding account (other than that portion, if any, of such balance representing a fractional share) shall be returned to the Participant. The entire balance of the Participant's withholding account following the final Option Period shall be returned to the Participant.

     Notwithstanding anything herein to the contrary, LBMS's obligation to issue and deliver Shares under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said Shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.
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SECTION 9.  INTEREST
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     No interest will be payable on withholding accounts.


SECTION 10.  CANCELLATION AND WITHDRAWAL
             ---------------------------

     A Participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and, upon receipt of such notice by the Company, will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last business day of an Option Period will be deemed to have canceled his or her Option. Upon such cancellation, the balance in his or her withholding account will be returned to him or her.

     Any Participant who cancels an Option or terminates his or her payroll deduction authorization may as of the beginning of a subsequent Option Period again become a Participant in accordance with Section 4.


SECTION 11.  TERMINATION OF EMPLOYMENT
             -------------------------

     Upon the termination of a Participant's employment with the Company for any reason, including death, he or she will cease to be a Participant, and (i) any Option held by such Participant under the Plan will be deemed canceled, and (ii) LBMS will deliver to the Participant the balance of his or her withholding account.


SECTION 12.  PARTICIPANT'S RIGHTS NOT TRANSFERABLE
             -------------------------------------

     All Participants will have the same rights and privileges under the Plan. Each Participant's rights and privileges under any Option may be exercisable during his or her lifetime only by him or her, and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Option held by him or her may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all of his or her rights under the Plan will terminate.


SECTION 13.  EMPLOYMENT RIGHTS
             -----------------

     Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time. The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Employee.
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SECTION 14.  CHANGE IN CAPITALIZATION
             ------------------------

     In the event of any change in the outstanding Stock of LBMS by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, after the effective date of this Plan, the aggregate number of Shares available under the Plan, the number of Shares under Options granted but not exercised, and the Option price will be appropriately adjusted.


SECTION 15.  ADMINISTRATION OF PLAN
             ----------------------

     The Plan will be administered by the Remuneration Committee of the Board of Directors, which will have the right to resolve any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. The Remuneration Committee's determinations hereunder shall be final and binding.


SECTION 16.  AMENDMENT AND TERMINATION OF PLAN
             ---------------------------------

     LBMS reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 14) or the corporations whose employees are eligible to receive Options under the plan, will have no force or effect unless, to the extent required under Treas. Reg. (S) 1.423-2(c), such amendment is approved by the shareholders of LBMS within twelve months before or after its adoption.

     The Plan shall terminate automatically following the end of the Option Period beginning August 2, 2006; provided, however, that the Board of Directors in its discretion may extend the Plan for one or more Option Periods. The Plan may be suspended or terminated earlier by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of outstanding Options. The Plan will terminate in any case when all or substantially all the Shares reserved for the purposes of the Plan have been purchased.

SECTION 17.  APPROVAL OF SHAREHOLDERS
             ------------------------

     The Plan is subject to the approval of the shareholders of LBMS, which approval must be secured within twelve months before or after the date the Plan is adopted by the Board of Directors, and any Option granted hereunder prior to such approval is conditioned on such approval being obtained prior to the exercise thereof.

As adopted by the Board of Directors on August 2, 1996.